Exhibit 99.2

Q1-06 Earnings Call

Jane Intro

Thank you John.

Good afternoon. I would like to welcome everyone to SMTC’s first quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbor message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent fillings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John.

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Q1-06 Earnings Call

John

Thank you Jane. Good afternoon everyone.

As is our past practice on these calls, we will review with you our quarterly results, provide some color around key metrics as well as respond to your questions.

Let me first deal with guidance. On our last earnings call on March 13th, 2006 we provided directional guidance for the 2006 fiscal year citing difficulty in accurately forecasting quarterly results because of:

•	Customers requesting orders be pushed out or pulled in.

•	Material shortages usually arising from customer orders inside lead time that preclude shipments by the end of the quarter.

•	Lack of visibility in end customer demand.

•	Timing of ramp to production for new customers.

We also stated that we would update our annual guidance on a quarterly basis. You will note in our press release, we remain comfortable reaffirming our guidance that we expect 2006 to be a year of growth in revenue and earnings.

Let us now look at our first quarter results. Q1 was a good quarter. We not only met our internal targets, our financial performance over the past twelve months demonstrates we are on the path returning SMTC to satisfactory results driven by top line growth and strong operational execution.

Q1-06 Earnings Call

Revenue in the first quarter at approximately $60 million was 22% higher than the comparable period last year. After tax earnings at $1.0 million compares favorably with a net loss last year of $2.6 million last year. As we expected, we absorbed cash in the quarter primarily due to increased working capital requirements which Jane will take you through momentarily. Our quarter over quarter revenue growth of $11 million came from a combination of strong demand from long standing customers and higher volumes from newly acquired customers.

In comparison with Q1 2005 the $3.6 million improvement in after-tax earnings is the result of higher revenue, much improved gross margins and lower SG & A costs as a percentage of revenue.

Let me now turn the call over to Jane to discuss our quarterly results in more detail.

Q1-06 Earnings Call

Jane

Thanks John.

We have had another strong quarter, now four consecutively. We were profitable, delivering on our continued commitment to achieve bottom line results on a sustained basis. We grew revenue sequentially in what is typically a weaker quarter in the industry, and 22% over the same period last year. We beat our own internal targets. And again this quarter, we were among the industry leaders for EBITDA as a percent of sales.

For the first quarter of 2006, the Company reported revenue of $60 million, compared to revenue of $58 million for the fourth quarter of 2005. As expected, Q1 showed an improvement over last quarter led by higher volume from a number of our customers, both existing and newer additions. Compared with Q1 last year, the Company grew 22%, from $49 million; the third consecutive quarter of year over year growth. Revenue growth was driven both by new customer wins and growth with existing customers. We saw double digit sequential growth with four of our top ten customers, somewhat offset by lower sales with two customers; the result of seasonality with one and the impact of the previously announced end of life of a portion of business with another. In addition, we have new program wins with six of our existing customers, with

Q1-06 Earnings Call

more such opportunities on the horizon. We continue to see program ramp ups on 2005 new customer wins as we move toward full production. Last quarter, we stated that we had signed three new customers but our policy is to announce new customer wins when we ramp to reasonable production levels. In Q1, all three customers have submitted initial orders and we would expect to start making announcements in Q2, obviously subject to customer consent.

Revenue distribution for the first quarter was relatively unchanged from Q4, with the industrial segment representing 57% of revenue, computing and networking at 25% and communications running at 18%. Our top ten customers accounted for 85% of the quarter’s total revenue compared with 84% last quarter.

Gross margin was $6.1 million or 10.1%, breaking the 10% mark for the first time in close to two years as our mix of business has strengthened. This compares to a gross margin of $4.9 million or 8.4% last quarter, a $1.1 million improvement.

In the quarter, selling, general and administrative costs were $3.9 million or 6.5% of revenue compared to $2.9 million or 5.0% of revenue last quarter. For the same quarter last year selling, general and administrative costs were $3.4

Q1-06 Earnings Call

million or 6.9% of revenue. While the company continues to monitor costs closely, some key investments in staffing to support growth were made in the quarter including new leadership in our Boston facility. In addition, Q1 included accrued stock-based and other variable-based compensation.

Let me now talk to earnings in which we have delivered four consecutive quarters of profitable results and increasing operating income. Net income in Q1 was $1.0 million compared to $1.4 million in the previous quarter in which the Company recorded an income tax recovery of $600 thousand. Operating income for the quarter was $2.2 million compared to $2.0 million in the previous quarter. This improvement reflects a stronger mix of business somewhat offset by our investment in SG&A.

For those who prefer to track our results on an EBITDA basis, EBITDA has also improved in each of the past four quarters. For Q1, EBITDA was $3.3 million compared to $3.2 million in Q4; both at 5.5% of revenue. EBITDA margins at 5.5% are amongst the industry leaders.

The Company used $6 million in cash for operations primarily due to an investment in working capital of $8.4 million, offset by net cash earnings of $2.4

Q1-06 Earnings Call

million. Financing activities provided $6.3 million in debt to support working capital and $300 thousand in capital expenditures. Of the Company’s $40 million revolving credit facility $10.3 million was outstanding at the end of the quarter. Net debt was $35.1 million, including $800 thousand related to the unamortized value of previously cancelled warrants.

Let me now talk to working capital. Inventory was $35.5 million or 60 days compared to $33 million or 57 days in Q4 as we brought in inventory to support our customers’ growth and lead-free initiatives.

Accounts receivable was $33.9 million or 52 days compared to $26.9 million or 42 days for the fourth quarter of 2005 reflecting reversion of special terms back to standard as well as significant sales activity recorded toward the end of the quarter.

Accounts payable was $34.1 million or 58 days compared to $30.9 million or 53 days in the fourth quarter of 2005. The increase is primarily due to quarter end vendor shipments for Q2 business.

To conclude, we have demonstrated that we can produce sustained profitability and we expect to continue to do so. We are seeing positive trends in our customers’ markets and in our industry and believe we are well positioned to continue our progress.

Q1-06 Earnings Call

And now back to John for some additional comments;

John

Thank you Jane.

In summary, our first quarter met our expectations and we believe we are tracking well for the full year.

As I think about where SMTC was eighteen months ago, clearly our focus has changed. The management organization is now focusing on taking SMTC to the next level of performance across all functions. We are committed to continue to improve our results through organic growth and new customer acquisition while remaining vigilant on cost containment.

We will now open the lines for questions.